THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of March 26, 2015 (this “Third Supplemental Indenture”), by and between Radio One, Inc., a Delaware corporation (the “Company”), the guarantors named on the signature pages hereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the guarantors named therein have executed and delivered an Indenture, dated as of February 10, 2014 (the “Original Indenture”), to the Trustee, pursuant to which the Company has $335,000,000 aggregate principal amount of 9.25% Senior Subordinated Notes due 2020, CUSIP Nos. 75040PAQ1, U74935AE4 and 75040PAR9 (the “Notes”) outstanding.

WHEREAS, Section 9.02 of the Original Indenture provides that the Company, the Guarantors and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Original Indenture) of not less than a majority in principal amount of the outstanding Notes affected by such supplemental indenture.

WHEREAS, the Holders of more than a majority of the principal amount of the Notes outstanding have duly consented to this Third Supplemental Indenture;

WHEREAS, the Company and the Guarantors are undertaking to execute and deliver this Third Supplemental Indenture to amend certain terms and covenants of the Indenture in connection with the purchase by the Company from Comcast of its membership units in TV One and to concurrently refinance the Existing Credit Facility and the TV One Notes (such transactions, the “Transactions”).

WHEREAS, the Boards of Directors (or similar governing body) of the Company and the respective Guarantors have determined that it is in the best interests of the Company and the respective Guarantors to authorize and approve this Third Supplemental Indenture and has authorized and approved the Third Supplemental Indenture;

WHEREAS, an Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee in accordance with Sections 7.02, 9.06 and 13.04 of the Original Indenture; and

WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by all necessary action on the part of the Company and the Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I — AMENDMENTS

Section 1.1 DEFINED TERMS.

Capitalized terms used in this Third Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture.

Section 1.2 AMENDMENTS TO THE INDENTURE.

(a) Section 1.01 of the Original Indenture is hereby amended by deleting the definition of “Permitted TV One Indebtedness” contained therein and replacing it with the following so that such definition reads, in its entirety, as follows:

““Permitted TV One Indebtedness” means Indebtedness Incurred by the Company and Guarantees in respect to such Indebtedness in a maximum aggregate principal amount not to exceed $325.0 million, the net proceeds of which are used to: (i) finance the acquisition of Equity Interests in TV One by ROCH pursuant to the terms of the Purchase Agreement; (ii) refinance all of the outstanding TV Notes; and (iii) repay outstanding borrowings under the Existing Credit Agreement with any remaining net proceeds after the application of such net proceeds in accordance with clauses (i) and (ii) above.”

(b) Section 1.01 of the Original Indenture is hereby amended by deleting clause (15) of the definition of “Permitted Liens” contained therein and replacing it with the following so that clause (15) of such definition reads, in its entirety, as follows:

“(15)    Liens securing Permitted TV One Indebtedness and any Refinancing Indebtedness thereof (to the extent such Permitted TV One Indebtedness was secured at the time it was incurred); and”

(c) Section 1.01 of the Original Indenture is hereby amended by adding in alphabetical order the definition of “Purchase Agreement” so that such definition reads, in its entirety, as follows:

    ““Purchase Agreement” means that certain Unit Purchase Agreement, dated as of February 11, 2015, by and among the Company, ROCH, TV One and Comcast Programming Ventures V, LLC (“Comcast”) providing for the acquisition by ROCH of all of Comcast’s Equity Interests in TV One, as may be amended from time to time.”

(d) Section 1.01 of the Original Indenture is hereby amended by deleting the definition of “TV One Non-Recourse Debt” contained therein in its entirety.

(e) Section 4.08(b) of the Original Indenture is hereby amended by deleting clause (13) contained therein and replacing it with the following so that such clause (13) reads, in its entirety, as follows:

    “[Reserved]; or”

(f) Section 4.09(b) of the Original Indenture is hereby amended by deleting clause (15) contained therein and replacing it with the following so that clause (15) of such section reads, in its entirety, as follows:

“(15)   Permitted TV One Indebtedness and any Refinancing Indebtedness thereof.”

(g) Section 4.09(d) of the Original Indenture is hereby amended by deleting clause (9) contained therein and replacing it with the following so that clause (9) of such section reads, in its entirety, as follows:

    “[Reserved].”

ARTICLE II — MISCELLANEOUS

Section 2.1 EFFECT OF SUPPLEMENTAL INDENTURE. From and after the effective date of this Third Supplemental Indenture, as provided in Section 2.13 hereof, the Original Indenture and the Notes shall be supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Original Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound thereby.

Section 2.2 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented by this Third Supplemental Indenture, all provisions in the Original Indenture and the Notes shall remain in full force and effect.

Section 2.3 REFERENCES TO SUPPLEMENTAL INDENTURE. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Original Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context requires otherwise.

Section 2.4 SEVERABILITY. If any court of competent jurisdiction shall determine that any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5 HEADINGS. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.6 BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Third Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Original Indenture, this Third Supplemental Indenture or the Notes.

Section 2.7 SUCCESSORS AND ASSIGNS. All agreements by the Company in this Third Supplemental Indenture shall bind its successors and assigns, whether or not so expressed. All agreements by the Trustee in this Third Supplemental Indenture shall bind its successors, whether or not so expressed.

Section 2.8 TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.9 CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10 GOVERNING LAW. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.11 COUNTERPART ORIGINALS. This Third Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

Section 2.12 CONFIRMATION. Each of the Company and the Trustee hereby confirms and reaffirms the Original Indenture in every particular except as amended and supplemented by this Third Supplemental Indenture.

Section 2.13 EFFECTIVE DATE. This Third Supplemental Indenture shall be executed and delivered on the date that Holders representing more than a majority of the outstanding Notes have agreed to the amendments effected by this Third Supplemental Indenture, however, the amendments set forth in Section 1.2 of this Third Supplemental Indenture shall become operative immediately prior to the completion of the Transactions as certified by the Company to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

RADIO ONE, INC.

By:

                       Name:  Peter D. Thompson
                       Title:    Executive Vice President and CFO

GUARANTORS:
RADIO ONE LICENSES, LLC
BELL BROADCASTING COMPANY
RADIO ONE OF DETROIT, LLC
RADIO ONE OF CHARLOTTE, LLC
CHARLOTTE BROADCASTING, LLC
RADIO ONE OF NORTH CAROLINA, LLC
RADIO ONE OF BOSTON, INC.
RADIO ONE OF BOSTON LICENSES, LLC
BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
RADIO ONE OF INDIANA, LLC
RADIO ONE OF INDIANA, L.P.
RADIO ONE OF TEXAS II, LLC
SATELLITE ONE, L.L.C.
RADIO ONE CABLE HOLDINGS, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE MEDIA HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
INTERACTIVE ONE, INC.
INTERACTIVE ONE, LLC
DISTRIBUTION ONE, LLC
REACH MEDIA, INC.
GAFFNEY BROADCASTING, LLC
IO ACQUISITION SUB, LLC
RADIO ONE ENTERTAINMENT HOLDINGS, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC

By:
Name: Peter D. Thompsom
Title: Executive Vice President and CFO

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name: Boris Treyger
Title: Vice President